Exhibit 99.1

CARTER’S, INC.

October 23, 2003

Carter’s, Inc. Prices its Initial Public Offering

ATLANTA, GA – October 23, 2003 – Carter’s, Inc. (NYSE:CRI) today announced the pricing of its initial public offering of common stock at $19.00 per share. Of the 6,250,000 shares to be sold in the offering, 4,687,500 will be offered by the company and 1,562,500 will be offered by selling stockholders. The company will not receive any of the proceeds from the shares to be sold by the selling stockholders. Carter’s stock is expected to begin trading October 24th on the New York Stock Exchange under the symbol “CRI.”

Carter’s has granted the underwriters an option to purchase up to an additional 937,500 shares to cover over-allotments, including up to 703,125 shares offered by the company and up to 234,375 shares offered by the selling stockholders. Carter’s intends to use the net proceeds of the offering to redeem approximately $61.3 million in principal amount of its outstanding senior subordinated notes, at a redemption price of 110.875% of the principal amount, to repay other debt and for general corporate purposes.

The company’s application to list its shares on the New York Stock Exchange (NYSE) includes additional information upon which the NYSE relied to list the Company.  This information is available to the public upon request to the NYSE.

The offering was led by Goldman, Sachs & Co., and Banc of America Securities LLC, Credit Suisse First Boston and Morgan Stanley acted as co-managers. In 2001, private equity firm Berkshire Partners joined with Carter’s management to acquire Carter’s from Investcorp.

Copies of the prospectus related to the offering may be obtained from the prospectus department of Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004.

About Carter’s, Inc.

Carter’s is the largest branded marketer of baby apparel and a leading marketer of young children’s apparel in the United States based on total revenues.  Over its 138 years of operation, Carter’s has become one of the most highly recognized and most trusted brand names in the children’s apparel industry. Carter’s products are offered in over 400 department stores and 159 Carter’s retail stores in the United States.  The company sells products under the Tykes brand in over 1,100 Target stores and under its Child of Mine brand in over 2,900 Wal*Mart stores.

For more information on Carter’s please visit www.carters.com.